EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &
Chief Financial Officer
(845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2007 THIRD QUARTER AND FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 2007

Orangeburg, NY, October 24, 2007 - U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), announced today that the Company’s net income for the 2007 third quarter was $5.8 million, or $0.26 per share (diluted), compared to $8.1 million, or $0.36 per share (diluted), for the 2006 third quarter, a decrease of $2.3 million, or 28.8 percent. For the three months ended September 30, 2007, the Company incurred acquisition costs of $2.3 million related to the pending acquisition of the Company by KeyCorp. The acquisition costs resulted in a decrease in net income and earnings per share (diluted) after taxes of $1.5 million and $0.06, respectively.

For the nine months ended September 30, 2007, net income was $19.1 million, or $0.85 per share (diluted), compared to $23.5 million, or $1.03 per share (diluted), for the nine months ended September 30, 2006, a decrease of $4.4 million, or 18.9 percent. Acquisition costs of $2.3 million for the nine months ended September 30, 2007 resulted in a decrease in net income and earnings per share (diluted) after taxes of $1.5 million and $0.07, respectively.

Financial highlights as of and for the three months ended September 30, 2007 compared to the September 30, 2006 period are as follows:

•	Consolidated total assets increased $66.3 million, or 2.2 percent, to $3.1 billion.

•	Net loans increased $28.7 million, or 1.9 percent, to $1.6 billion.

•	Non-performing assets to total assets remained at a low level of 0.31 percent.

•	Deposits increased $45.9 million, or 2.3 percent, to $2.0 billion.

•	Net interest margin on a fully tax equivalent basis declined 24 basis points from 3.41 percent in 2006 to 3.17 percent in 2007, primarily due to an increase in rates on interest bearing deposits.

•	Acquisition costs of $2.3 million were incurred related to the pending acquisition of the Company by KeyCorp.

•	Non-interest expenses increased $0.3 million, or 2.4 percent, to $13.4 million, primarily due to increases in salaries and employee benefits expense related to stock option expense and medical costs.

Financial highlights for the nine months ended September 30, 2007 compared to the September 30, 2006 period are as follows:

•	Net interest margin on a fully tax equivalent basis declined 35 basis points to 3.14 percent, primarily due to an increase in rates on interest bearing deposits.

•
The provision for credit losses decreased $0.7 million to $0.7 million, primarily due to the elimination of a specific reserve that was required for one non-performing real estate construction loan outstanding during 2006.

•	Acquisition costs of $2.3 million were incurred related to the pending acquisition of the Company by KeyCorp.

•
Non-interest expenses increased $2.1 million, or 5.5 percent, to $41.0 million, primarily due to increases in salaries and employee benefits expense related to stock option expense and medical costs, occupancy and equipment expense, and professional fees expense.

Operating results for the 2007 third quarter and nine months ended September 30, 2007 are as follows:

Net interest income decreased $0.7 million, or 3.0 percent, to $22.5 million for the 2007 third quarter and decreased $2.7 million, or 3.9 percent, to $66.7 million for the nine months ended September 30, 2007 compared to the 2006 third quarter and nine months ended September 30, 2006, respectively. The primary reason for the decrease in net interest income was a reduction in the tax equivalent net interest margin as a result of increases in interest bearing deposit costs. The reduction in interest rate spreads between interest earning assets and interest bearing liabilities in the 2007 periods compared to the 2006 periods has contributed to the decrease in net income. The decreases in net interest income were partially offset by increases in average interest earning assets of $124.6 million, or 4.5 percent, and $186.2 million, or 6.8 percent, for the September 30, 2007 three and nine month periods, respectively, compared to the 2006 periods.

The provision for credit losses decreased $0.7 million for the September 30, 2007 nine month period compared to the 2006 period. The decrease in 2007 is primarily as a result of the elimination of a specific reserve that was required for one non-performing real estate construction loan outstanding during 2006. The decrease resulted in an allowance for loan losses to total loans ratio of 1.00 percent at September 30, 2007 compared to 1.01 percent and 1.03 percent at December 31, 2006 and September 30, 2006, respectively. As of September 30, 2007, nonaccrual loans increased to $9.7 million compared to $3.7 million as of September 30, 2006. Nonaccrual loans as of September 30, 2007 primarily consisted of one customer relationship aggregating $7.4 million, which is supported by real estate collateral and personal guarantees.

Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added that “The Bank’s credit quality in its loan portfolio continues to be unaffected by the sub-prime market. The credit quality and underwriting standards of Union State Bank have performed exceptionally today as they have during all economic cycles since our doors opened for business.”

Acquisition costs for both the three and nine months ended September 30, 2007 were $2.3 million as a result of the pending acquisition of the Company by KeyCorp. The acquisition costs include fees paid to the Company’s investment banker and external legal counsel.

Non-interest expenses increased $0.3 million to $13.4 million and $2.1 million to $41.0 million for the three and nine months ended September 30, 2007, respectively, as compared to the 2006 periods. The increase in non-interest expenses for the three months ended September 30, 2007 was primarily due to an increase in salaries and employee benefits expense related to stock option expense and medical costs. The increase in non-interest expenses for the nine months ended September 30, 2007 was primarily due to increases in salaries and employee benefits expense related to stock option expense and medical costs; occupancy and equipment expense related to higher energy costs and expenses for new Bank locations; and professional fees related to a previous non-performing real estate construction loan held by the Bank’s wholly-owned subsidiary, Dutch Hill Realty Corp.

Thomas E. Hales, Chairman of the Board and Chief Executive Officer of the Company and the Bank, stated that “Union State Bank’s Board of Directors, management team, and employees have been diligent and dedicated in servicing our customers and supporting the communities where we do business. I could not be more proud of an organization that has consistently and effectively applied the fundamentals of banking and business since its inception. The Company’s ability to continually pay quarterly cash dividends to stockholders while always remaining well-capitalized, report a non-performing assets to total assets ratio of 0.31 percent, and increase deposits and loans in 2007 compared to 2006 are some of the examples of our exceptional fundamentals.”

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 31 branches, of which 29 are located in Rockland, Westchester, and Orange Counties, New York, and one branch each in Stamford, Connecticut, and New York City, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Consolidated summary of operations data:
Interest income	$142,295	$130,927	$47,570	$45,625
Interest expense	75,601	61,550	25,103	22,475
Net interest income	66,694	69,377	22,467	23,150
Provision for credit losses	693	1,344	(11)	37
Non-interest income	5,261	5,238	1,838	1,679
Gains on securities transactions	6	431	4	426
Acquisition costs	2,337	―	2,337	―
Non-interest expenses	40,994	38,863	13,423	13,105
Income before income taxes	27,937	34,839	8,560	12,113
Provision for income taxes	8,880	11,354	2,758	3,968
Net income	$19,057	$23,485	$5,802	$8,145

Consolidated common share data:
Basic earnings per share	$0.87	$1.08	$0.26	$0.37
Diluted earnings per share	$0.85	$1.03	0.26	$0.36
Weighted average shares	21,934,259	21,746,909	22,006,642	21,751,565
Adjusted weighted average shares	22,442,760	22,708,031	22,551,734	22,641,540
Cash dividends per share	$0.45	$0.42	$0.15	$0.14

	September 30,	December 31,	September 30,
Selected balance sheet data at period end:	2007	2006	2006

Securities available for sale,
at estimated fair value	$495,806	$431,294	$440,385
Securities held to maturity	713,011	751,948	738,124
Loans, net of unearned income	1,563,191	1,593,420	1,534,456
Allowance for loan losses	15,622	16,034	15,822
Total assets	3,070,864	2,923,247	3,004,520
Deposits	2,035,892	1,896,369	1,990,037
Borrowings	720,206	708,015	708,177
Subordinated debt issued in connection
with corporation-obligated mandatory
redeemable capital securities of
subsidiary trusts	51,548	61,858	61,858
Stockholders’ equity	236,902	223,436	217,768
Tier 1 capital	$291,104	$287,232	$281,956
Book value per common share	$10.76	$10.20	$10.02
Common shares outstanding	22,022,412	21,902,023	21,741,169

Selected balance sheet financial ratios:
Leverage ratio	9.65%	9.75%	9.75%
Allowance for loan losses to total loans	1.00%	1.01%	1.03%
Non-performing assets to total assets	0.31%	0.34%	0.12%

	Nine Months Ended		Three Months Ended
Selected income statement data for the period:	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Return on average total assets	0.85%	1.11%	0.77%	1.13%
Return on average common
stockholders’ equity	11.08%	14.94%	9.97%	15.27%
Efficiency ratio*	55.55%	50.80%	53.92%	51.53%
Net interest spread - tax equivalent	2.95%	3.34%	2.94%	3.25%
Net interest margin - tax equivalent	3.14%	3.49%	3.17%	3.41%

* Efficiency ratio excludes gains on securities transactions and acquisition costs.

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION - UNAUDITED

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(000’s)		(000’s)
ASSETS
Federal funds sold	$59,299	$27,472	$50,400	$30,029
Securities[1]	1,253,314	1,209,677	1,279,200	1,258,667
Loans[2]	1,596,831	1,486,081	1,577,360	1,493,654
Interest earning assets	2,909,444	2,723,230	2,906,960	2,782,350
Assets	$2,998,160	$2,832,270	$3,021,072	$2,894,790

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$309,076	$311,648	$318,383	$314,263
Interest bearing deposits	1,669,990	1,537,360	1,646,080	1,548,224
Total deposits	1,979,066	1,849,008	1,964,463	1,862,487
Borrowings	718,884	685,705	734,441	717,994
Subordinated debt issued in connection
with corporation-obligated
mandatory redeemable capital
securities of subsidiary trusts	58,195	61,858	51,548	61,858

Interest bearing liabilities	2,447,069	2,284,923	2,432,069	2,328,076
Stockholders’ Equity	$229,301	$209,566	$232,796	$213,373

[1]	Securities exclude the mark-to-market adjustment required by SFAS No. 115.

[2]
Loans are net of both the unearned income and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data at September 30,
	2007	2006
	(000's)
Commercial (time and demand) loans	$159,072	$167,793
Construction and real estate secured loans	461,260	406,312
Commercial mortgages	556,543	585,322
Residential mortgages	290,553	289,098
Home equity loans	83,316	75,831
Personal installment loans	1,715	1,877
Credit card loans	7,581	6,990
Other loans	4,413	3,266
Deferred commitment fees	1,262	2,033
Intangibles	1,753	2,816
Goodwill	1,380	1,380
Nonaccrual loans	9,652	3,710
Restructured loans	122	127
Reserve for unfunded loan commitments and standby letters of credit	983	1,038
Non-interest bearing deposits	376,824	378,820
Interest bearing deposits	1,659,068	1,611,217

	Consolidated Income Statement Data for the
	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
	(000's)
Interest income - tax equivalent	$144,135	$132,814	$48,158	$46,228
Net interest income - tax equivalent	68,534	71,264	23,055	23,753
Deposit service charges	2,437	2,489	794	826
Other income	2,824	2,749	1,044	853
Acquisition costs	2,337	―	2,337	―
Salaries and employee benefits expense	26,414	24,627	8,878	8,363
Occupancy and equipment expense	6,093	5,885	1,991	1,995
Advertising and business development expense	1,746	1,941	505	666
Professional fees expense	1,312	1,153	391	379
Communications expense	1,030	980	338	337
Stationery and printing expense	467	432	143	136
Amortization of intangibles	820	838	272	277
Other expense	3,112	3,007	905	952
Net charge-offs	1,173	754	74	438